Exhibit 15.3

Analysys Asia-Pacific

August 16, 2011

To: Sky-mobi Limited

10/F, Building B, United Mansion

No. 2, Zijinghua Road, Hangzhou

Zhejiang 310013, People’s Republic of China

Tel: (86-571) 8777-0978

Attention: Mr. Carl Yeung

Dear Mr. Yeung:

We hereby consent to the references to our name and the quotation by Sky-mobi Limited in its annual report on Form 20-F for the fiscal year ended March 31, 2011, to be filed with the U.S. Securities and Exchange Commission (“Annual Report”), of research data and information prepared by us. We also hereby consent to the filing of this letter as an exhibit to the Annual Report.

/s/ Beijing Analysys Asia-Pacific Technologies Ltd